Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208502

Neurotrope, Inc.

Prospectus Supplement No. 2

240,024,699 Shares

Common Stock

This prospectus supplement no. 2 (the “Supplement”) supplements information contained in the prospectus dated November 8, 2016 (the “Prospectus”), relating to the resale by selling stockholders of Neurotrope, Inc., a Nevada corporation, of up to 240,024,699 shares of our common stock, par value $0.0001 per share.  The shares being offered consist of 150% of each of the following: (a) 26,234,940 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock, (b) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.01 per share, (c) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $0.80 per share (which have expired unexercised), (d) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $0.01 per share, (e) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $1.00 per share (which have expired unexercised), (f) 26,234,940 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $1.00 per share, (g) 363,456 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.01 per share, (h) 1,090,370 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.01 per share, and (i) 1,153,000 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.01 per share.  The shares offered by the Prospectus were issued in connection with our private placement of securities, which was completed in November 2015 (the “November 2015 Private Placement”), and may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 22, 2016, November 23, 2016 and January 6, 2017 (together, the “Forms 8-K”). Accordingly, we have attached the Forms 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 6, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55275	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

205 East 42nd Street, 16th Floor

New York, New York 10017

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On November 22, 2016, Neurotrope, Inc. (the “Company”) entered into documentation relating to the second and final closing (the “Final Closing”) of a private placement financing (the “Private Placement”) pursuant to the previously disclosed Securities Purchase Agreement, dated November 17, 2016 (the “Purchase Agreement”) entered into with certain accredited investors (the “Buyers”). In the Final Closing, the Company sold 21,600,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase an equivalent number of shares of Common Stock, with an exercise price of $0.40 per share (subject to adjustment), for a period of five years from the date of issuance (the “Series F Warrants”), at a purchase price of $0.20 per share of Common Stock and Series F Warrant, for additional gross proceeds of approximately $4.3 million.

The Final Closing in the Private Placement was provided for and contemplated by the Purchase Agreement. The closing of the Private Placement was subject to customary closing conditions. The total gross proceeds from the closing of the Private Placement were approximately $24.5 million.

Registration Rights Agreement

As previously disclosed, in connection with the signing of the Purchase Agreement, the Company and the Buyers entered into a registration rights agreement (the “Registration Rights Agreement”) dated November 17, 2016, to which the Buyers in the Final Closing are also parties. Under the terms of the Registration Rights Agreement, the Company agreed to register the shares of Common Stock and the shares of Common Stock issuable upon exercise of the Series F Warrants sold to the Buyers pursuant to the Purchase Agreement. The Company is required to file a registration statement for the resale of such securities within 30 days following the closing date and to use its commercially reasonable efforts to cause each such registration statement to be declared effective no later than the earlier of (i) 90 days following the closing date (or 120 days following the closing date if the Securities and Exchange Commission causes a delay) and (ii) the second business day after the Company is notified that the registration statement will not be further reviewed. The Company may incur liquidated damages if it does not meet certain deadlines with respect to its registration obligations under the Registration Rights Agreement or if certain other events occur. The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement.

Placement Agent Compensation

As previously disclosed, in connection with the Private Placement, pursuant to a Placement Agency Agreement, dated October 13, 2016 (the “Placement Agency Agreement”), among the Company, Katalyst Securities LLC and GP Nurmenkari Inc. (the “Placement Agents”), the Company has agreed to pay the Placement Agents (i) a cash fee at each closing under the Purchase Agreement equal to ten percent (10%) of each closing’s gross proceeds and (ii) warrants to purchase shares of Common Stock at each closing under the Purchase Agreement equal to ten percent (10%) of the number of shares of Common Stock sold in each closing, with an exercise price of $0.20 per share and a five-year term (the “Broker Warrants”). Such Broker Warrants shall not become exercisable until the Company’s stockholders have approved an amendment to its Articles of Incorporation to increase the number of authorized shares and such amendment is filed in Nevada.

Important Additional Information

The foregoing descriptions of the Purchase Agreement, the Series F Warrant, the Broker Warrant, the Registration Rights Agreement and the Placement Agency Agreement are each qualified in its entirety by reference to the full text of each of the Purchase Agreement, the form of Series F Warrant, the form of Broker Warrant, the Registration Rights Agreement and the Placement Agency Agreement, which are filed as Exhibit 10.1, 4.1, 4.5, 10.2 and 10.4, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016 and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” regarding the Private Placement is incorporated herein by reference in its entirety.

Based in part upon the representations of the Buyers in the Purchase Agreement, the Common Stock, the Series F Warrants and the Broker Warrants were offered and sold in a private placement to accredited investors or qualified institutional buyers without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Series F Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
4.2	Form of Broker Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
10.1	Securities Purchase Agreement, dated November 17, 2016, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
10.2

Registration Rights Agreement, dated November 17, 2016, by and among the Company and the Buyers signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

10.3	Placement Agency Agreement, dated October 13, 2016, by and among the Company, Katalyst Securities LLC and GP Nurmenkari Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: November 22, 2016	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Series F Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
4.2	Form of Broker Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
10.1	Securities Purchase Agreement, dated November 17, 2016, by and among Neurotrope, Inc. and the buyers signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)
10.2

Registration Rights Agreement, dated November 17, 2016, by and among the Company and the Buyers signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

10.3	Placement Agency Agreement, dated October 13, 2016, by and among the Company, Katalyst Securities LLC and GP Nurmenkari Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55275	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

205 East 42nd Street, 16th Floor

New York, New York 10017

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on November 21, 2016, Neurotrope, Inc. (the “Company”) amended its 2013 Equity Incentive Plan, as amended (the “Plan”) pursuant to an Amendment to the Neurotrope, Inc. 2013 Equity Incentive Plan (the “Equity Incentive Plan Amendment”) to increase the number of shares of Common Stock available for issuance under the Plan to 21,930,300 shares of Common Stock. The foregoing description of the Equity Incentive Plan Amendment is qualified in its entirety by reference to the full text of the Equity Incentive Plan Amendment, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to the Neurotrope, Inc. 2013 Equity Incentive Plan, dated November 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: November 23, 2016	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the Neurotrope, Inc. 2013 Equity Incentive Plan, dated November 21, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-55275 (Commission File Number)	46-3522381 (IRS Employer Identification Number)

205 East 42nd St- 16th Fl.

New York NY 10017

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 4, 2017, based upon a recommendation by the compensation committee of the board of directors (the “Board”) of Neurotrope, Inc. (the “Company”), the Company established the compensation for Dr. Daniel Alkon, M.D., who has served as President of the Company since September 23, 2016 and as the Company’s Chief Scientific Officer since August 2013. In consideration for his service as President, Dr. Alkon shall receive a salary of $25,000 per month until May 31, 2017. Dr. Alkon shall receive an additional initial payment of $75,000 in consideration for his service from October 1, 2016 through December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name:	Robert Weinstein
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

January 6, 2017